Exhibit 10.1
AMENDMENT NO. 1 TO SETTLEMENT AGREEMENT
This AMENDMENT NO. 1 TO SETTLEMENT AGREEMENT (this “Amendment”) is entered into as of the 8th day of December, 2017 (the “Effective Date”), by and among Toshiba Corporation, a Japanese corporation (“Toshiba”), and Georgia Power Company, a Georgia corporation (“Georgia Power”), Oglethorpe Power Corporation (An Electric Membership Corporation), an electric membership corporation formed under the Laws of the State of Georgia (“OPC”), Municipal Electric Authority of Georgia, a public body corporate and politic and an instrumentality of the State of Georgia (“MEAG”), MEAG Power SPVJ, LLC, a Georgia limited liability company (“MEAG Power SPVJ”), MEAG Power SPVM, LLC, a Georgia limited liability company (“MEAG Power SPVM”), MEAG Power SPVP, LLC, a Georgia limited liability company (together with MEAG Power SPVJ and MEAG Power SPVM, the “MEAG SPVs”), and The City of Dalton, Georgia, an incorporated municipality in the State of Georgia acting by and through its Board of Water, Light and Sinking Fund Commissioners (“Dalton”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement (as defined below) as amended hereby.
WHEREAS, on June 9, 2017 Toshiba, Georgia Power, OPC, MEAG and Dalton entered into that certain Settlement Agreement (the “Agreement”) regarding the amount and manner of payments to be made by Toshiba (directly or, as contemplated by Article III of the Agreement, indirectly) to Beneficiary for the benefit of Georgia Power, OPC, MEAG and Dalton in respect of Toshiba’s guaranty obligations pursuant to the Toshiba Guaranty and to set forth agreements with respect to certain other related matters;
WHEREAS, MEAG has assigned rights under the Settlement Agreement to the MEAG SPVs;
WHEREAS, proofs of claims numbers 2050, 2116, 2130, 2132, 2134, 2149, 2164, 2167, 2175, 2178, 2179, 2180, 2183, 2222, 2423, and 2438 have been filed in the Bankruptcy Case; and
WHEREAS, Toshiba, the Owners and the MEAG SPVs desire, through this Amendment, to amend the Agreement solely as set forth herein.
NOW, THEREFORE, in consideration of the recitals, the mutual promises in this Amendment and the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment, intending to be legally bound, hereby agree to amend the Agreement as follows.
I.CONDITIONS PRECEDENT TO AMENDMENT OF THE AGREEMENT; TERMINATION
1.    Effectiveness of Amendments to the Agreement. Article II of this Amendment shall only become effective upon the satisfaction in full of the following conditions precedent (the “Conditions Precedent”); provided, however, that the Owners and the MEAG SPVs, acting by the written consent or approval of the Owners and the MEAG SPVs having an aggregate Pro

Rata Share of at least 90% (“Owner Majority Consent”), may elect, at their sole option and in their sole and absolute discretion, to waive in writing any of the Conditions Precedent:
(a)    after the date of this Amendment, Toshiba shall have received from the issuance of shares of its common stock an aggregate paid-in amount of not less than 599,999,994,000 Japanese Yen;
(b)    the Owners and the MEAG SPVs shall have received the Payment (as defined in Section 3 of Article II of this Amendment); and
(c)    the Owners and the MEAG SPVs shall have received the Certificate (as defined in Section 3 of Article II of this Amendment).
2.    Termination.
(a)    This Amendment will immediately and without the need for any further action by any Person terminate and be of no further force and effect if the Conditions Precedent shall not have been satisfied in full (or waived in writing by the Owners and the MEAG SPVs, acting by Owner Majority Consent) before December 16, 2017 or such later date as the Owners and the MEAG SPVs, acting by Owner Majority Consent, may designate in writing.
(b)    In the event of termination of this Amendment pursuant to Section 2(a) of Article I hereof, this Amendment shall become null and void and of no further force and effect and no party hereto shall have any continuing obligation hereunder or liability in respect of this Amendment (except that this Section 2 of this Article I and Article III hereof shall survive in accordance with their respective terms); provided that nothing herein shall relieve any party hereto from liability for any material breach of this Amendment prior to such termination.
II.    AMENDMENTS
1.    Amendments to Section 1.1 of the Agreement. Section 1.1 of the Agreement is hereby amended to add the following defined terms in the appropriate alphabetical order:
“Authorized Officer” means the principal financial officer of Toshiba, acting in such capacity and not in an individual capacity.
“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.
“Beneficial Rights” has the meaning set forth in Section 6.8(d).
“Certificate” has the meaning set forth in Section 2.6.
“Confidential Information” means all information relating to or concerning, directly or indirectly, any Owner or any Affiliate of any Owner or the businesses, operations, properties or assets of any Owner or any Affiliate of any Owner (including Excluded Information), whether (a) prepared by an Owner or any other

Owner Released Party or any other Person, (b) identified as “confidential” or not, or (c) prepared prior to, on or after the WEC Claims Assignment Date, that is delivered or disclosed by or on behalf of an Owner or any other Owner Released Party to Toshiba or any other Toshiba Released Party, before, on or after the WEC Claims Assignment Date, regardless of the manner in which it is delivered or disclosed (whether in written, oral, electronic or other form), or which Toshiba or any other Toshiba Released Party otherwise learns or obtains, through inspection or observation, or through analysis, of such information, data or knowledge, and shall also be deemed to include all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by Toshiba or any other Toshiba Released Party to the extent that they contain, reflect or are based upon, in whole or in part, the information delivered or disclosed to Toshiba or any other Toshiba Released Party by or on behalf of an Owner or any other Owner Released Party pursuant hereto, in each case other than information that (i) is or becomes generally available to the public other than as a result of a disclosure by Toshiba or any other Toshiba Released Party, (ii) was within the possession of and developed by Toshiba prior to it being furnished to Toshiba or any other Toshiba Released Party by or on behalf of an Owner or any other Owner Released Party pursuant hereto (before, on or after the WEC Claims Assignment Date), provided that the source of such information was not known by Toshiba or any other Toshiba Released Party to be bound by a confidentiality agreement with, or other contractual, legal, professional, fiduciary or other obligation of confidentiality to, an Owner or any other Owner Released Party or any other Person with respect to such information, or (iii) becomes available to Toshiba on a non-confidential basis from a source other than an Owner or any other Owner Released Party, provided that such source is not known by Toshiba or any other Toshiba Released Party to be bound by a confidentiality agreement with, or other contractual, legal, professional, fiduciary or other obligation of confidentiality to, an Owner or any other Owner Released Party or any other Person with respect to such information.
“Excluded Information” means all information (whether in written, oral, electronic or other form) that is, or documents or materials that are or that contain information that is, (a) attorney/client correspondence, (b) attorney work product, (c) confidential or privileged information, (d) internal or informal valuations and opinions regarding the WEC Claims, and correspondence between the Owners or any other Owner Released Party and their respective financial advisors, (e) internal analyses and memoranda, (f) regulatory reports and internal assessments of valuation of the WEC Claims, (g) legal conclusions of non-lawyers or summaries or other notes prepared by non-lawyers related to legal conclusions reached or expressed by lawyers, (h) communications between Owners or any other Owner Released Party, on the one hand, and any prospective purchaser of the WEC Claims (other than Toshiba) or their legal counsel, advisors or agents, on the other hand, (i) non-public information relating to any WEC Debtor or any Affiliate or related entity thereof, whether learned by any Owner or any other Owner Released Party, in whatever capacity, including as a result of Georgia Power’s membership on the Official Committee of Unsecured Creditors of

Westinghouse and its affiliated debtors-in-possession appointed in the Bankruptcy Case, (j) other non-public information, the disclosure of which, in an Owner’s good faith and reasonable discretion, would be in violation of any Law or existing agreements applicable to or binding upon any Owner, any Affiliate of any Owner or any of the respective properties or assets of any Owner or any Affiliate of any Owner, and (k) any other agreements, documentation and materials that have been deemed or reasonably could be deemed legally privileged.
“Losses” means any and all claims, liabilities, losses, damages, penalties, judgments, costs (including reasonable attorneys’ fees and expenses) and expenses.
“MEAG SPVs” means collectively MEAG Power SPVJ, LLC, a Georgia limited liability company, MEAG Power SPVM, LLC, a Georgia limited liability company, and MEAG Power SPVP, LLC, a Georgia limited liability company.
“Owner PoCs” means (a) those certain proofs of claim designated as proofs of claim numbers 2050, 2130, 2149, 2175, 2179, 2180, 2222 and 2423 (and any supplements, modifications or amendments thereto) that have been filed in the Bankruptcy Case asserting claims against Westinghouse and (b) those certain proofs of claim designated as proofs of claim numbers 2116, 2132, 2134, 2164, 2167, 2178, 2183 and 2438 (and any supplements, modifications or amendments thereto) that have been filed in the Bankruptcy Case asserting claims against WECTEC.
“Payment” has the meaning set forth in Section 2.6.
“Transfer of Claim Form” means, for each Owner PoC, a Form 2100A under the Bankruptcy Rules (Transfer of Claim other than for Security) evidencing the transfer of the WEC Claims asserted therein to Toshiba.”
“WEC Claims” means the claims asserted in the Owner PoCs prior to the WEC Claims Assignment Date.
“WEC Claims Assignment Date” means, if applicable, the date on which Toshiba is deemed to be the owner of the WEC Claims in accordance with Section 2.6.
The definition of “Covenant Release Date” in Section 1.1 of the Agreement is hereby amended and restated to read in its entirety as follows:
“Covenant Release Date” means the earlier to occur of the date on which (a) Toshiba properly delivers a Payment Obligation Suspension Notice to Beneficiary in accordance with Section 2.4, (b) Toshiba is rated by Standard & Poor’s or Moody’s Investor Service at or above the Minimum Rating, and (c) the Payment has been made and received and the Certificate has been delivered and received, each in accordance with Section 2.6.”

Section 1.1 of the Agreement is hereby amended to delete the defined terms “Final Completion,” “Vogtle Costs” and “Vogtle Cost Statement.”
2.    Amendment to Section 2.5 of the Agreement. Section 2.5 of the Agreement is hereby amended to delete the phrase “the original payment obligation of Toshiba under this Agreement” and replace it with the phrase “the payment obligation of Toshiba under this Agreement, as it may be amended from time to time,”.
3.    Addition of Section 2.6 to the Agreement. The Agreement is hereby amended to add a new Section 2.6 to read in its entirety as follows:
“Section 2.6    Transfer of WEC Claims and Surrender of Letters of Credit. Effective upon the full, unconditional and irrevocable payment to and receipt by Beneficiary, for the benefit of the Owners (or, in the case of MEAG, the MEAG SPVs), of the Toshiba Obligation Amount pursuant to this Agreement (the “Payment”):
(a) if (x) the Payment is made to and received by Beneficiary on or before December 15, 2017, and (y) on the date the Payment is made and received, Toshiba delivers to Beneficiary, for the benefit of the Owners (or, in the case of MEAG, the MEAG SPVs), a written certificate, executed by the Authorized Officer, certifying that the following representations and warranties are true and correct in all respects, to the best of the Authorized Officer’s knowledge following reasonable inquiry, and taking into account all relevant facts and circumstances, including the fact that the fair market value of Toshiba’s assets may exceed the value thereof reflected on Toshiba’s public balance sheet (the “Certificate”):

(i)
at the time of, and immediately after giving effect to, the Payment, (1) the fair value of Toshiba’s assets, including but not limited to its ownership interests in its wholly-owned subsidiaries, will exceed its debt and liabilities, contingent or otherwise, (2) the fair saleable value of Toshiba’s assets, including but not limited to its ownership interests in its wholly-owned subsidiaries, will exceed the amount that will be required to pay the probable liability on its debts and other liabilities, contingent or otherwise, as such debts and other liabilities become absolute and mature, (3) Toshiba will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Payment, (4) Toshiba will not have incurred and does not intend to incur, or believe it will incur, any debts or liabilities, contingent or otherwise, including current obligations, that it does not believe that it will be able to pay (based on its assets and cash flow) as such debts and liabilities become due (whether at maturity or otherwise), (5) Toshiba will be generally and continuously able to pay its debts as they become due and Toshiba will not become

“Shiharaifuno” as defined under the Bankruptcy Act (Law No. 75 of 2004 of Japan, as amended), the Civil Rehabilitation Act (Law No. 225 of 1999 of Japan, as amended) and the Corporate Reorganization Act (Law No. 154 of 2002 of Japan, as amended), and (6) Toshiba has not suspended, and will not within the following thirty (30) calendar days of the Payment suspend, to any material extent, payments of its debts or obligations and Toshiba has not indicated, and will not indicate, “Shiharainoteishi” as used under the Bankruptcy Act (Law No. 75 of 2004 of Japan, as amended), the Civil Rehabilitation Act (Law No. 225 of 1999 of Japan, as amended) and the Corporate Reorganization Act (Law No. 154 of 2002 of Japan, as amended);

(ii)	as of the time of the Payment, no Toshiba Insolvency Proceeding has been commenced;

(iii)	the Payment will not result in the commencement of any Toshiba Insolvency Proceeding, and Toshiba does not have any present intention to commence a Toshiba Insolvency Proceeding; and

(iv)
Toshiba is making the Payment to discharge a lawful and bona fide obligation that is due and owing by it to the Owners and the MEAG SPVs and for other adequate consideration, and the Payment shall not hinder, delay or defraud any present or future creditors of Toshiba or its Affiliates;

then Toshiba shall be deemed to be the owner of all right, title, and interest to the WEC Claims, and Toshiba shall further be entitled to identify itself as the owner of the WEC Claims on the records of each of Westinghouse, WECTEC, their respective Affiliates, and the Bankruptcy Court, as applicable; and
(b) within two (2) business days in New York, New York of such payment and receipt of the Payment and such delivery and receipt of the Certificate, Beneficiary will instruct counsel to the Owners to surrender the Letters of Credit to Toshiba or the issuers of or advising banks for such Letter of Credit.
For the avoidance of doubt, Toshiba hereby discloses that Toshiba anticipates that, at the time of the Payment, its public balance sheet (because it reflects book value rather than fair market value) will continue to reflect a negative net asset position, which Toshiba does not view as inconsistent with the representations and warranties to be included in the Certificate.”
4.    Amendment to Section 5.6 of the Agreement. The last sentence of Section 5.6 of the Agreement is hereby amended and restated to read in its entirety as follows:
“Toshiba further agrees that, until the Payment is made and received and the Certificate is delivered and received, each in accordance with Section 2.6, it (i) will not sell, assign, transfer or otherwise convey, or permit any of its Affiliates

(other than the WEC Debtors) to sell, assign, transfer or otherwise convey (other than any sale or transfer to any Affiliate other than the WEC Debtors), directly or indirectly, any rights in respect of intercompany loans to Westinghouse (or any of its subsidiaries) or Toshiba Nuclear Energy Holdings (UK) Limited (or any of its subsidiaries) or any claims Toshiba or any of its Affiliates (other than the WEC Debtors) may have against Westinghouse (or any of its subsidiaries) or Toshiba Nuclear Energy Holdings (UK) Limited (or any of its subsidiaries) (and that Toshiba has sole authority to control) arising from Beneficiary or Owners’ draws under the Letters of Credit, and (ii) will not sell, assign, transfer or otherwise convey, directly or indirectly, any of its equity interest in Toshiba Nuclear Energy Holdings (UK) Limited until after a sale of all or substantially all of the assets of the WEC Debtors, including all or substantially all of the assets of Toshiba Nuclear Energy Holdings (UK) Limited.”
5.    Addition of Section 5.8 to the Agreement. The Agreement is hereby amended to add a new Section 5.8 to read in its entirety as follows:
“Section 5.8    Transfer of Claim Forms. Toshiba shall file the Transfer of Claim Forms for the Owner PoCs within ten (10) business days in New York, New York after the WEC Claims Assignment Date.”
6.    Deletion of Sections 6.2, 6.4, 6.5 and 6.6 from the Agreement. The Agreement is hereby amended to delete each of Section 6.2, Section 6.4, Section 6.5 and Section 6.6 of the Agreement and replace the same with the following:
“Section 6.2    [Intentionally omitted]”
“Section 6.4    [Intentionally omitted]”
“Section 6.5    [Intentionally omitted]”
“Section 6.6    [Intentionally omitted]”
7.    Amendment to Section 6.7 of the Agreement. Section 6.7 of the Agreement is hereby amended as follows:
in Section 6.7(a), the phrase “(i) the full payment to Beneficiary, and receipt by the Owners, of the Toshiba Obligation Amounts, or (ii) the issuance of the Toshiba Promissory Note (as applicable),” is deleted and replaced with the phrase “the Payment being made and received and the Certificate being delivered and received, each in accordance with Section 2.6,”; and
in Section 6.7(b), the phrase “against Toshiba” is deleted and replaced with the phrase “against any Owner.”
8.    Addition of Section 6.8, Section 6.9, Section 6.10, and Section 6.11 to the Agreement. The Agreement is hereby amended to add a new Section 6.8, a new Section 6.9, a new Section 6.10, and a new Section 6.11 to read in their entirety as follows:

“Section 6.8    Owner Cooperation; Further Assurances.
(a)    From and after the WEC Claims Assignment Date, each Owner will, at Toshiba’s sole cost and expense, use commercially reasonable efforts to cooperate with Toshiba and provide commercially reasonable support to Toshiba as specifically and reasonably requested in writing by Toshiba solely to the extent necessary for the purposes of Toshiba’s prosecution and enforcement of the WEC Claims, including for the avoidance of doubt by:

(i)	subject to Section 6.9, providing access during normal business hours on reasonable advance notice to its books and records as reasonably requested by Toshiba for such purposes; and

(ii)	using its commercially reasonable efforts to make available to Toshiba for deposition or in court testimony such employees of such Owner as are reasonably requested by Toshiba for such purposes;
provided that no Owner will be required to provide to Toshiba, any other Toshiba Released Party or any other Person any Excluded Information or access thereto, take any action that would or would reasonably be expected to violate any Law or any agreement applicable to or binding upon such Owner or any of its Affiliates or that would unreasonably interfere with the operation of the business of such Owner or any of its Affiliates in any manner as may be determined in the sole discretion of such Owner, acting reasonably; provided further that any Owner may decline to take any action requested by Toshiba pursuant to this Section 6.8(a) unless Toshiba shall have first (i) provided to such Owner and its Affiliates security reasonably satisfactory to such Owner against any and all Losses that might be suffered or incurred by such Owner or any of its Affiliates as a result of taking the requested action and (ii) advanced to such Owner and its Affiliates an amount sufficient to cover any and all costs and expenses that such Owner and its Affiliates reasonably expect to incur in taking such actions.  Toshiba will indemnify, hold harmless and defend Owners and the other Owner Released Parties, who shall be express third party beneficiaries hereunder, from and against any and all Losses suffered or incurred by any of them relating to any action requested by Toshiba pursuant to this Section 6.8(a).

(b)    From and after the WEC Claims Assignment Date, each Owner, on the one hand, and Toshiba, on the other hand, hereby agree to execute and deliver such other instruments as may be reasonably requested by the other to consummate and/or evidence the transactions contemplated herein.
(c)    From and after the WEC Claims Assignment Date, each Owner shall (and MEAG shall cause the MEAG SPVs to) use commercially reasonable efforts to cooperate with Toshiba, at Toshiba’s sole cost and expense, in any attempt by Toshiba to (i) comply with Rule 3001(e) of the Bankruptcy Rules and any additional rules, statutes or orders applicable to the transfer of the WEC Claims and (ii) file any additional proofs of claim in respect of the WEC Claims.  Each Owner, effective as of the WEC Claims Assignment Date, (i) waives its right to receive notice and hearing pursuant to Bankruptcy Rule 3001(e), in each case with respect to the WEC Claims, and (ii) consents to the substitution of Toshiba for purposes of prosecuting and enforcing the WEC Claims in the Bankruptcy Case, including for voting and distribution purposes with respect to the WEC Claims. MEAG shall cause the MEAG SPVs to comply with the immediately preceding sentence.
(d)    To the extent the sale, assignment, transfer or conveyance of all or any portion of the WEC Claims is deemed invalid or otherwise prevented by applicable Law or otherwise, then with respect to such portion of the WEC Claims: (i) the beneficial interest in or to such portion of the WEC Claims (collectively, the “Beneficial Rights”) shall in any event pass to Toshiba as of the WEC Claims Assignment Date; and (ii) pending the effectiveness of such sale, assignment, transfer, or conveyance, each Owner shall, from and after the WEC Claims Assignment Date, act as Toshiba’s agent in the receipt of any benefits, rights or interest received by it from the Beneficial Rights.” MEAG shall cause the MEAG SPVs to comply with the immediately preceding sentence.”
“Section 6.9    Confidentiality Obligations. Toshiba shall, and shall cause each of the other Toshiba Released Parties to, hold the Confidential Information in the strictest confidence. Toshiba will not, and will cause the other Toshiba Released Parties not to, use or disclose any Confidential Information in any manner whatsoever. Toshiba shall, and shall cause the other Toshiba Released Parties to, protect any Confidential Information in their possession by using the same degree of care as such party uses with respect to its own confidential information of like nature, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of the Confidential Information. Notwithstanding the foregoing, Toshiba may share Confidential Information: (a) with its Affiliates and the other Toshiba Released Parties to the extent they need to know such information, provided that each such Person has agreed, for the benefit of Owners and their respective Affiliates, who shall be express third party beneficiaries thereunder, to keep such information confidential and otherwise comply with the provisions of this Section 6.9, and that Toshiba shall be responsible for any breach of the confidentiality, disclosure and use provisions thereof by any such Person; (b) with the prior written consent of Owners, acting unanimously; or (c) to the extent advised by outside counsel that disclosure is required by Law or in connection with any legal process; provided that prior to any such disclosure, Toshiba shall provide Owners with written notice of such disclosure requirement and Toshiba’s intended disclosure, and shall cooperate with Owners and their respective Affiliates in seeking a protective or other order restricting disclosure of such information, including seeking any undertaking to keep such information confidential. Notwithstanding anything herein to the contrary, Toshiba may disclose the Confidential Information to any prospective purchaser, transferee or participant of all or any portion of the WEC Claims; provided that such prospective purchaser, transferee or participant shall be advised of and agree to be bound, for the benefit of Owners and their respective Affiliates, who shall be express third party beneficiaries thereunder, by either the provisions of this Section 6.9 or other provisions at least as restrictive as this Section 6.9, and that Toshiba shall be responsible for any breach thereof by any such prospective purchaser, transferee or participant.”
“Section 6.10    Toshiba Cooperation. From and after the WEC Claims Assignment Date, Toshiba will not assert or otherwise take a position, will not solicit or encourage any other Person to assert or otherwise take a position and will not cooperate with or otherwise provide support to any other Person asserting or otherwise taking a position, in any court, agency or other proceeding, whether at law, in equity or by way of administrative hearing, or otherwise, that (a) the representations and warranties made by Toshiba or certified by the Authorized Officer in this Agreement, any amendment to this Agreement or the Certificate were untrue or incorrect in any respect, (b) the Owners and the MEAG SPVs, or any of them, knew or should have known that such representations and warranties were untrue or incorrect, or (c) the Owners and the MEAG SPVs, or any of them, did not rely, should not have relied or acted unreasonably in relying on such representations and warranties; provided, however, that nothing herein shall prevent Toshiba from complying with any required disclosure of any information in any judicial proceeding or any requested or required disclosure by any governmental authority or by the Tokyo Stock Exchange.”
“Section 6.11    Delivery by Beneficiary. Immediately upon delivery of the Payment and the Certificate to the Beneficiary, and in no event later than one (1) business day thereafter, Beneficiary shall remit Payment to the Owners (or, in the case of MEAG, the MEAG SPVs) and deliver copies of the Certificate to the Owners (or, in the case of MEAG, the MEAG SPVs).”
9.    Amendment to Section 9.3 of the Agreement. Section 9.3 of the Agreement is hereby amended and restated to read in its entirety as follows:
“Section 9.3    Subrogation. Effective upon the Payment being made and received and the Certificate being delivered and received, each in accordance with Section 2.6, Toshiba shall be entitled to exercise any and all subrogation rights (including, without limitation, any such rights pursuant to Section 509 of the Bankruptcy Code) it may have against Westinghouse arising from a breach by Westinghouse of the EPC Agreement (including rejection thereof pursuant to Section 365 of the Bankruptcy Code).”
10.    Amendment to Section 9.4 of the Agreement. Section 9.4 of the Agreement is hereby amended and restated to read in its entirety as follows:
“Section 9.4    Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of each Party under this Agreement. Except as otherwise specifically provided in this Agreement, neither this Agreement nor any right or obligation hereunder may be assigned or delegated in whole or in part to any other Person except that (a) Beneficiary and each of the Owners may assign its rights hereunder, and (b) following the occurrence of the Covenant Release Date, Toshiba may assign its rights hereunder in whole or in part; provided, however, that any assignee of any of Toshiba’s rights under Section 6.8 shall be required, as a condition to the assignment of such rights, to agree to be bound, for the benefit of Owners and the other Owner Released Parties, who shall be express third party beneficiaries thereunder, by all of Toshiba’s obligations under this Agreement, including the provisions of Section 6.7, Section 6.8 and Section 6.9; provided further, however, that no such assignment shall relieve Toshiba of its obligations under this Agreement, which shall remain in full force and effect.”
11.    Amendment to Section 9.5 of the Agreement.  Section 9.5 of the Agreement is hereby amended and restated to read in its entirety as follows:
“Section 9.5    Third Party Rights. Except for Released Parties as provided in Section 6.7 and Affiliates of the Owners and other Owner Released Parties as provided in Section 6.8, Section 6.9 and Section 9.4, nothing in this Agreement, whether express or implied, is intended or shall be construed to confer, directly or indirectly, upon or give to any Person, other than the Parties and the MEAG SPVs, any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, condition or other provision contained herein.
12.    Amendment to Schedule 2.2 to the Agreement. Schedule 2.2 to the Agreement is hereby amended and restated to read in its entirety as Schedule 2.2 to this Amendment.
13.    Deletion of Exhibit C to the Agreement. The Agreement is hereby amended to delete Exhibit C thereto.
III.    MISCELLANEOUS PROVISIONS
1.    Certain Disclaimers and Representations of Toshiba; Indemnification.
(a)    Toshiba (i) has conducted such due diligence concerning the WEC Claims and the Owner PoCs as it deems sufficient, (ii) has adequate information concerning the business and financial condition of the WEC Debtors, the WEC Claims, the Owner PoCs and the status of the Bankruptcy Case in order to make an informed decision to enter into this Amendment, and (iii) has independently and without reliance on the statements of or information provided by any Owner, any Affiliate of any Owner, or any advisor, agent or representative of any of the foregoing and based on such information as it has deemed appropriate, made its own analysis and decision to enter into this Amendment.
(b)    Toshiba is not relying on any continued actions or efforts on the part of any Owner or any other Owner Released Party with respect to the WEC Claims or the Owner PoCs, except those expressly provided for in this Amendment. Toshiba acknowledges that none of the Owners or any other Owner Released Party has guaranteed, and none of them guarantee, payment of, or any recovery or return with respect to, the WEC Claims, and such Persons have not guaranteed and do not guarantee the performance, rate of return, value or yield of the WEC Claims. TOSHIBA ACKNOWLEDGES THAT THE WEC CLAIMS AND THE OWNER POCS WILL BE ACQUIRED AND TRANSFERRED ON AN “AS-IS”, “WHERE-IS” BASIS AND “WITH ALL FAULTS”, SUBJECT TO ANY AND ALL CLAIMS AND/OR DEFENSES OF ALL TYPES, WITHOUT ANY REPRESENTATION OR WARRANTY.
(c)    TOSHIBA ACKNOWLEDGES THAT NO OWNER OR OWNER RELEASED PARTY HAS MADE, OR WILL BE DEEMED TO HAVE MADE, ANY WARRANTIES OR REPRESENTATIONS (WHETHER IMPLIED, STATUTORY OR OTHERWISE) UNDER OR IN RESPECT OF THIS AMENDMENT OR ANY OTHER DOCUMENT DELIVERED TO TOSHIBA OR ANY OTHER TOSHIBA RELEASED PARTY BY OR ON BEHALF OF ANY OWNER OR ANY OTHER OWNER RELEASED PARTY AT OR IN CONNECTION WITH THE WEC CLAIMS, THE OWNER POCS OR THE TRANSACTIONS CONTEMPLATED BY THIS AMENDMENT. WITHOUT LIMITING THE FOREGOING, TOSHIBA ACKNOWLEDGES THAT NO OWNER OR OTHER OWNER RELEASED PARTY MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO (A) THE WEC CLAIMS, THE OWNER POCS, THE WEC DEBTORS OR ANY OTHER PERSON, (B) THE ENFORCEABILITY OF THE EPC AGREEMENT, (C) THE PRESENCE OR ABSENCE OF DEFAULTS UNDER, DEFENSES TO OR OFFSETS AGAINST THE WEC CLAIMS, (D) THE STATUS OR FINANCIAL CONDITION OF THE WEC DEBTORS OR ANY OTHER PERSON, OR (E) ANY FACT OR CONDITION RELATING TO THE WEC CLAIMS, THE OWNER POCS, THE WEC DEBTORS OR ANY OTHER PERSON, INCLUDING THE COLLECTABILITY OF ANY AMOUNTS IN RESPECT OF THE WEC CLAIMS.
(d)    Toshiba represents and warrants to the Owners and the MEAG SPVs that the following are true and correct in all respects, to the best of the Authorized Officer’s (as defined in Section 1 of Article II of this Amendment) knowledge following reasonable inquiry, and taking into account all relevant facts and circumstances, including the fact that the fair market value of Toshiba’s assets may exceed the value thereof reflected on Toshiba’s public balance sheet:

(i)
as of the date of this Amendment and immediately after giving effect to the transactions contemplated hereunder, (1) the fair value of Toshiba’s assets, including but not limited to its ownership interests in its wholly-owned subsidiaries, will exceed its debt and liabilities, contingent or otherwise, (2) the fair saleable value of Toshiba’s assets, including but not limited to its ownership interests in its wholly-owned subsidiaries, will exceed the amount that will be required to pay the probable liability on its debts and other liabilities, contingent or otherwise, as such debts and other liabilities become absolute and mature, (3) Toshiba will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the consummation of the transactions contemplated by this Amendment, (4) Toshiba will not have incurred and does not intend to incur, or believe it will incur, any debts or liabilities, contingent or otherwise, including current obligations, that it does not believe that it will be able to pay (based on its assets and cash flow) as such debts and liabilities become due (whether at maturity or otherwise), (5) Toshiba will be generally and continuously able to pay its debts as they become due and Toshiba will not become “Shiharaifuno” as defined under the Bankruptcy Act (Law No. 75 of 2004 of Japan, as amended), the Civil Rehabilitation Act (Law No. 225 of 1999 of Japan, as amended) and the Corporate Reorganization Act (Law No. 154 of 2002 of Japan, as amended), and (6) Toshiba has not suspended, and will not within the following thirty (30) calendar days of this Amendment suspend, to any material extent, payments of its debts or obligations and Toshiba has not indicated, and will not indicate, “Shiharainoteishi” as used under the Bankruptcy Act (Law No. 75 of 2004 of Japan, as amended), the Civil Rehabilitation Act (Law No. 225 of 1999 of Japan, as amended) and the Corporate Reorganization Act (Law No. 154 of 2002 of Japan, as amended);

(ii)	no Toshiba Insolvency Proceeding has been commenced;

(iii)
the consummation of the transactions contemplated by this Amendment will not result in the commencement of any Toshiba Insolvency Proceeding, and Toshiba does not have any present intention to commence a Toshiba Insolvency Proceeding; and

(iv)
Toshiba is effecting the transactions contemplated under this Amendment to discharge a lawful and bona fide obligation that is due and owing by it to the Owners and the MEAG SPVs and for other adequate consideration, and such transactions shall not hinder, delay or defraud any present or future creditors of Toshiba or its Affiliates.

For the avoidance of doubt, Toshiba hereby discloses that Toshiba anticipates that, at the time of the consummation of the transactions contemplated by this Amendment, its public balance sheet (because it reflects book value rather than fair market value) will continue to reflect a negative net asset position, which Toshiba does not view as inconsistent with the foregoing representations and warranties.
(e)    Toshiba will indemnify, hold harmless and defend Owners and the other Owner Released Parties, who shall be express third party beneficiaries hereunder, from and against any and all claims, liabilities, losses, damages, penalties, judgments, costs (including reasonable attorneys’ fees and expenses) and expenses suffered or incurred by any of them relating to any breach or non-fulfillment of any representation, warranty, covenant, agreement or obligation of Toshiba set forth in this Amendment or in the Agreement as amended hereby.
2.    Escrow of Letters of Credit. Within two (2) business days of execution of this Amendment, Beneficiary shall deliver the Letters of Credit to its counsel, to be held in escrow pending (a) Beneficiary’s delivery of written notice to such counsel instructing such counsel to surrender and deliver such Letters of Credit to Toshiba or the issuers of or advising banks for such Letters of Credit pursuant to Section 2.6(b) of the Agreement as amended hereby or (b) Beneficiary’s delivery of written notice to such counsel and Toshiba that this Amendment has been terminated pursuant to Section 2 of Article I hereof and instructing such counsel to return such Letters of Credit to Beneficiary.
3.    Full Force and Effect. All provisions of the Agreement shall remain in full force and effect on and after the date of this Amendment except as expressly amended hereby. As amended hereby, the Agreement is hereby ratified and confirmed in all respects.
4.    Entire Understanding. This Amendment, together with the Agreement as amended hereby (including the Exhibits and Schedules thereto), represents the entire understanding of the parties hereto regarding the transactions contemplated hereby and thereby and supersedes any and all other oral or written agreements previously made or purported to be made. Each party hereto, on behalf of itself and its Affiliates, agrees and acknowledges that no representation, warranty, inducement, promise, understanding or condition not set forth in the Agreement as amended hereby or this Amendment has been made or relied on by any party hereto in entering into the Agreement or this Amendment.
5.    Counterparts. This Amendment may be executed and delivered (including by electronic or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
6.    Third Party Rights. Except for the Owner Released Parties as provided in Section 1(e) of Article III, nothing in this Amendment, whether express or implied, is intended or shall be construed to confer, directly or indirectly, upon or give to any Person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Amendment or any covenant, condition or other provision contained herein.
7.    Other. Sections 9.1, 9.2, 9.6, 9.7, 9.9, 9.12, 9.13, 9.14, 9.15 and 9.16 of the Agreement and incorporated herein by reference and shall apply mutatis mutandis.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the date first above written.

TOSHIBA CORPORATION
By:	/s/Mamoru Hatazawa
Its:	Executive Officer Corporate Vice President

GEORGIA POWER COMPANY
By:	/s/Chris Cummiskey
Its:	EVP, External Affairs

OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION)
By:	/s/Michael L. Smith
Its:	President and CEO

MUNICIPAL ELECTRIC AUTHORITY OF GEORGIA
By:	/s/James E. Fuller
Its:	President and Chief Executive Officer

MEAG POWER SPVJ, LLC

By:	MUNICIPAL ELECTRIC AUTHORITY OF GEORGIA, as its sole Member
	By:	/s/James E. Fuller
	Name:	James E. Fuller
	Its:	President and Chief Executive Officer

[Signature Page to Amendment No. 1 to Settlement Agreement]

MEAG POWER SPVM, LLC
By:	MUNICIPAL ELECTRIC AUTHORITY OF GEORGIA, as its sole Member
	By:	/s/James E. Fuller
	Name:	James E. Fuller
	Its:	President and Chief Executive Officer

MEAG POWER SPVP, LLC
By:	MUNICIPAL ELECTRIC AUTHORITY OF GEORGIA, as its sole Member
	By:	/s/James E. Fuller
	Name:	James E. Fuller
	Its:	President and Chief Executive Officer

By:	THE CITY OF DALTON, GEORGIA, ACTING BY AND THROUGH ITS BOARD OF WATER, LIGHT AND SINKING FUND COMMISSIONERS
By:	/s/Tom Bundros
Its:	CEO

[Signature Page to Amendment No. 1 to Settlement Agreement]

SCHEDULE 2.2
Payment Schedule

Payment Date If any below date is a bank holiday in the United States or Japan, the next business day shall be the payment date for such payment.	Monthly Payment Amounts (in millions)
October 1, 2017	$300.00
November 1, 2017	77.50
December 1, 2017	77.50
December 15, 2017	$3,225.00